Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement No. 333-278477 on Form N-2 of our report dated March 11, 2026, relating to the consolidated financial statements of Apollo Debt Solutions BDC and subsidiaries appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 18, 2026